Exhibit 10.28

RURAL TELEPHONE FINANCE COOPERATIVE

AMENDED AND RESTATED REVOLVING LINE OF CREDIT AGREEMENT

(“Agreement”)

This Agreement is made as of the 14th day of April, 2004 by and between COASTAL UTILITIES, INC. Georgia corporation located at P.O. Box 585, 100 Ryan Avenue, Hinesville, Georgia 31310-0585 (“Borrower”), and RURAL TELEPHONE FINANCE COOPERATIVE, a South Dakota cooperative association with its principal place of business located at 2201 Cooperative Way, Herndon, Virginia 20171 (“RTFC” or “Lender”).

Borrower and Lender are parties to a certain Unsecured Revolving Line of Credit Agreement dated as of March 29, 2000 (the “Original Line of Credit”), and now mutually desire to amend certain terms and conditions of such agreement pursuant to the terms and conditions set forth in this Agreement. In consideration of their mutual premises hereunder and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree to the following terms and conditions:

1.	Revolving Credit and Term. Lender agrees to make advances to the Borrower pursuant to the terms of this Agreement (“Advances”). The maximum principal amount outstanding at any point in time shall not exceed $10,000,000. Within such limits, the Borrower may borrow, repay and reborrow at any time or from time to time until March 29, 2005 (the “Maturity Date”).

2.	Requisitions. The Borrower shall give Lender such prior notice of requests for Advances as RTFC may reasonably require from time to time.

3.	Interest Rate and Payment. The Borrower unconditionally promises and agrees to pay, as and when due, interest on all amounts advanced hereunder from the date of each Advance and to repay all amounts advanced hereunder with interest on the Maturity Date. Interest shall be due and payable quarterly on the first day of each January, April, July, and October, commencing on the first such date after such initial Advance; except that if Lender gives notice thereof to the Borrower before the first day of any month, interest shall thereafter be due and payable on the 15th day of such month and each month thereafter. Lender shall invoice the Borrower at least five (5) days prior to the due date of any such interest payment. All amounts shall be payable at RTFC’s main office at Woodland Park, 2201 Cooperative Way, Herndon, Virginia 20171-3025 or at such other location as designated by Lender from time to time.

The interest rate on all Advances will be equal to RTFC’s standard line of credit as established from time to time by Lender pursuant to its policies and procedures plus one hundred (100) basis points. However, in no event shall the interest rate exceed the Prevailing Bank Prime Rate (as defined herein), plus one and one-half percent per annum. Interest will be computed on the basis of a year of 365 days. The interest rate will be adjusted as determined from time to time by Lender, provided that no such adjustment may be effective on a date other than the first or sixteenth day of any month, and will remain in effect until a subsequent change in rate occurs.

The “Prevailing Bank Prime Rate” is that bank prime rate published in the “Money Rates” column of any edition of The Wall Street Journal which Lender determines in its discretion to be the representative bank prime rate on the day preceding the day on which an adjustment in the interest rate hereof shall become effective. If such preceding day is not a publication day for The Wall Street Journal then the Prevailing Bank Prime Rate shall be established by reference to such “Money Rates” column as of the last publication day next preceding the day on which such adjustment shall become effective; provided if The Wall Street Journal shall cease to be published, then the Prevailing Bank Prime Rate shall be determined by RTFC by reference to another publication reporting bank prime rates in a similar manner.

4.	RTFC Accounts. Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each Advance made from time to time and the amounts of principal and interest payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts (whether stored on computer memory, microfilm, invoices or otherwise) shall be presumptive evidence (absent manifest error) of the existence and amounts of the Borrower’s transactions therein recorded.

5.	Corporate and Regulatory Approvals. Borrower represents that it has obtained any and all necessary corporate and regulatory approvals for Borrower to execute and perform pursuant to this Agreement.

6.	Reports. Borrower agrees to deliver to Lender, promptly upon their becoming available, a copy of (i) any annual audit report prepared subsequent to the submission of this Agreement; (ii) its monthly operating report within thirty (30) days for any month in which there are advances outstanding pursuant to this Agreement; and (iii) any other reports which Lender reasonably requests during the term of this Agreement.

7.	Covenants/Financial Ratios. Subject to applicable laws and rules and orders of regulatory bodies, and to events which in the reasonable judgment of the Lender are beyond the control of the Borrower, so operate and manage its business as to achieve an annual Debt Service Coverage (DSC) ratio of not less than 1.50, an annual Times Interest Earned Ratio (TIER) of not less than 1.50, and a maximum annual Leverage Ratio that shall not exceed 4.00, in each case as of the last calendar day of any fiscal year.

DSC for any year shall mean (a) total net income (including guaranty payments to Borrower from any of its affiliates) or margins plus depreciation and amortization and deferred compensation expense and interest on long-term debt for such year, divided by (b) principal and interest on long-term debt payable in such year, as calculated on a consolidated basis for the Borrower and all its subsidiaries.

Leverage Ratio for any year shall mean (a) total debt divided by (b) the sum of: (i) total net income (including guaranty payments to Borrower from any of its affiliates) or margins, (ii) income taxes, (iii) interest expense payable on long-term debt for such year, (iv) depreciation and amortization expense where pre-tax income or loss excludes any extraordinary gains, (v) the write-up of any asset, and (vi) any investment income or losses (including all Lender patronage capital allocations), as measured on a consolidated basis for Borrower and all its subsidiaries.

TIER for any year shall mean (a) total net income (including guaranty payments to Borrower from any of its affiliates) or margins plus income taxes plus interest payable on long-term debt for such year, divided by (b) interest on long-term debt payable in such year, as measured on a consolidated basis for the Borrower and all its subsidiaries.

8.	Fees. If any amount outstanding and due hereunder shall not be paid when due, Borrower agrees to pay on demand Lender’s reasonable costs of collection or enforcement of this Agreement, or preparation therefor, including reasonable fees of counsel. If payment of any principal and/or interest due under the terms of this Agreement is not received at Lender’s office in Herndon, Virginia, or such other location designated by Lender within five (5) business days after the due date thereof (such unpaid amount of principal and/or interest being herein called the “delinquent amount,” and the period beginning after such due date being herein called the “late-payment period”), Borrower will pay to Lender, on demand, in addition to all other amounts due under the terms of this Agreement, any late-payment charge as may then be in effect pursuant to Lender’s policy on the delinquent amount for the late payment period.

9.	Credit Support. This Agreement may not be used as credit support for any other financings without Lender’s prior written approval.

10.	Notices, Acceleration of Debt and Waivers. While any amount hereunder is outstanding, Borrower agrees to notify Lender of any delinquency or default on any of its financial obligations, any material adverse change in its financial or business condition, and if any representation or warranty made in this Agreement has become untrue in any respect having a material adverse effect on the financial condition or business of the Borrower.

Lender may declare at any time all outstanding amounts hereunder immediately due and payable in full with accrued interest, without presentment or demand, and may withhold advances of funds upon the occurrence of any of the following: (i) any delinquency or default in payment of any sum due the Lender under the Agreement; (ii) a court shall enter a decree or order for relief with respect to Borrower or any subsidiary or guarantor in an insolvency or bankruptcy or appoint a receiver, liquidator, trustee or similar official and such order remains in effect for a period of ninety (90) days; (iii) Borrower or any subsidiary shall commence a voluntary case under bankruptcy, insolvency or similar law or consent to the appointment of a receiver, liquidator, or trustee; (iv) the dissolution or liquidation of Borrower or subsidiary or guarantor or failure to forestall or remove any execution, garnishment or attachment of such consequence as to impair its ability to continue business and such execution, garnishment or attachment shall not be vacated within thirty (30) days; or (v) any other event as a result of which any holder of indebtedness in excess of five percent (5%) of Borrower’s total assets may declare the same due and payable shall occur and continue for more than any applicable grace period.

If any representation or warranty herein shall become untrue, or Borrower shall fail to comply with any term of this Agreement or if the financial condition of Borrower shall have changed to the extent that such change in the reasonable judgment of RTFC, materially increases RTFC’s risk hereunder, then RTFC at its discretion may withhold advances of funds and/or declare all outstanding amounts hereunder immediately due and payable in full with accrued interest, without presentment or demand.

The Borrower waives the defense of usury and all rights to set off, counterclaim, deduction or recoupment.

11.	Purpose, Repayments and Deposit. Borrower agrees that any and all Advances hereunder will be used only for proper corporate purposes and consistently with the requirements of outstanding security documents of Borrower relating to its operations. Borrower agrees that this loan shall be repayable out of Borrower’s general funds and that loan proceeds will not be deposited in any other account dedicated for secured financing advances.

12.	Additional Indebtedness. While any amount hereunder is outstanding and unless otherwise disclosed in writing to Lender, or as permitted pursuant to the Amendment to Loan Agreement by and between Lender and Madison River LTD Funding Corp., dated as of July 30, 2003, Borrower agrees that it will not, without the prior written consent of Lender, (a) make distributions of cash to its shareholders, if applicable, or (b) create, incur, assume, guarantee or otherwise become obligated for any additional indebtedness, other than to Lender except that the Borrower may borrow against another loan previously approved by Lender.

13.	Survival of Representations, Warranties and Payment Obligations. Borrower agrees that the representations and warranties made in this Agreement shall survive the making of Advances hereunder. Any unsatisfied payment obligation hereunder shall survive the maturity and cancellation of this Agreement.

14.	Representations and Warranties. Except as set forth in writing and attached hereto, Borrower represents and warrants as of the date of its application and on the date of each and every Advance hereunder that:

(a)	The Borrower has and will meet all obligations and be in compliance with all instruments under which it is bound and that all information submitted in support of its application is true, complete and correct except where the failure to so comply or the inaccuracy of any such information could not, in either case, be reasonably be expected to have a material adverse effect;

(b)	There has been no material adverse change in the Borrower’s business or financial condition from that set forth in its most recent audited financial statements provided to Lender;

(c)	The Borrower has no outstanding loans from sources other than Lender;

(d)	The Borrower is not in default in any material respect of any of its obligations and no litigation is threatened or pending which would have a material adverse impact on the Borrower’s ability to perform under this Agreement; and

(e)	The Borrower has no lines of credit with any other lenders.

15.	Consent to Patronage Capital Distributions. Borrower hereby consents that the amount of any distributions with respect to Borrower’s patronage which are made in written notices of allocation (as defined in Section 1388 of the Internal Revenue Code of 1986, as amended (“Code”) including any other comparable successor provision) and which are received from Lender will be taken into account by Borrower at their stated dollar amounts in the manner provided in Section 1385(a) of the Code in the taxable year in which such written notices of allocation are received.

16.	Severability. If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

17.

Setoff. Lender is hereby authorized at any time and from time to time without prior notice to the Borrower to exercise rights of setoff or recoupment and apply any and all amounts held, or hereafter held, by Lender or owed to the Borrower or for the credit or account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing hereunder. Lender agrees to notify the Borrower promptly after any such setoff or recoupment and the application thereof, provided that the failure to give such notice shall not affect the validity of such setoff, recoupment or application. The rights of -Lender under this section are in addition to any other rights and remedies (including other rights of setoff or recoupment) which Lender may have.

18.	Additional Terms and Conditions. Additional terms and conditions set forth herein or attached hereto as Exhibit A are an integral part of this Agreement.

19.	Integration. This Agreement and the matters incorporated by reference contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer, agent or attorney of any party hereto, which is not contained herein, shall be valid and binding. No amendment or waiver to this Agreement shall be valid and binding except if in writing and signed by both parties.

20.	Headings. The headings and sub-headings contained in this Agreement are intended to be used for convenience only and do not constitute part of this Agreement.

21.	Security. All Advances hereunder shall be secured by a security interest in certain of Borrower’s properties pursuant to a (a) Deed to Secure Debt and Security Agreement dated as of June 14, 1999 by and between RTFC and Borrower, as the same shall have been or may be amended, consolidated, restated or supplemented from time to time (the “Mortgage”), (b) a Pledge and Security Agreement dated as of March 29, 2000 by and between RTFC and Borrower, as the same shall have been or may be amended, consolidated, restated or supplemented from time to time (the “Pledge Agreement’), and (c) UCC-1 financing statements filed in such locations necessary to provide RTFC with a first priority, perfected lien on all of Borrower’s Mortgaged Property (as defined in the Mortgage) and the Collateral (as defined in the Pledge Agreement). Such Mortgage, Pledge Agreement and UCC-1 financing statements shall continually exist until the later of (i) all Advances and fees hereunder having been repaid or (ii) the Maturity Date. Borrower agrees that, with respect to the Mortgage Property and/or Collateral that is subject to Article 9 of the Uniform Commercial Code, the Lender shall have, but not be limited to, all the rights and remedies of a secured party under the Uniform Commercial Code.

22.	GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement under seal as of the date first above written.

COASTAL UTILITIES, INC.

By:	/s/ J. Stephen Vanderwoude

Title:	CEO

(SEAL)

Attest:	/s/ Matt L. Springer
Assistant Secretary

RURAL TELEPHONE FINANCE COOPERATIVE

By:	/s/ John Williams
Assistant Secretary-Treasurer

(SEAL)

Attest:	/s/ Kenneth Fried
Assistant Secretary-Treasurer

EXHIBIT A TO AMENDED AND RESTATED LINE OF CREDIT AGREEMENT

Reduce Balance to Zero. Within 360 days of the first Advance hereunder, Borrower will reduce to zero for a period of at least five consecutive business days, (the last day of such five day period being herein called the “Zero Balance Date”) amounts outstanding hereunder, and will reduce to zero for a period of at least five consecutive business days (the last day of such five business day period being called the “Subsequent Zero Balance Date”) amounts outstanding hereunder within 360 days from the Zero Balance Date or Subsequent Zero Balance Date, as appropriate.

This Agreement amends and restates the Original Line of Credit and should not be, nor is it deemed to be, a novation of the indebtedness evidenced by the Original Line of Credit. This Agreement does not constitute the extinquishment of the debt evidenced by the Original Line of Credit, but represents a continuation of the Original Line of Credit. Any amount outstanding under the Original Line of Credit as of the date of this Agreement shall constitute an Advance hereunder.